September 21, 2001

                               REGENT GROUP, INC.
                               1 Anderson Hill Rd.
                                    Suite 103
                             Bernardsville, NJ 07924
                                 (908) 630-8700

                              INFORMATION STATEMENT

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.

Reason for Disclosure Statement.

      We are sending you this Information Statement to inform you that a majority of our directors are being changed otherwise than at a meeting of stockholders. We are required pursuant to Rule 14f-1 promulgated under the Securities Exchange Act of 1934 to provide to our stockholders and the Securities and Exchange Commission certain information not less than ten days prior to the date on which the change will take place. This information statement is being filed with the Securities and Exchange Commission and sent to stockholders in compliance with that Rule 14f-1.

Change in control of Regent.

      On July 27, 2001, our newly-formed wholly-owned subsidiary merged into Millennium Biotechnologies, Inc. ("Millennium"). As a result of this merger:

o     Millennium is our wholly-owned subsidiary;
o     Millennium paid $145,000 of our debts;
o the Millennium stockholders received .025 shares of our newly created series D Preferred Stock ("D Preferred Stock") in exchange of each share of their Millennium common stock;
o each share of D Preferred Stock is convertible into 641.215 shares of our common stock and entitles the holder of D Preferred Stock to 641.215 votes; and
o a total of 237,049.7 shares of D Preferred Stock were issued to the Millennium stockholders, which entitles the Millennium stockholders to 96.2% of the voting rights of our capital stock.

Resignation of our current officers and directors.

      In accordance with the Agreement, on July 27, 2001:

      o     all of our officers and one of our directors resigned; and

      o our remaining directors, Robert M. Long and Anthony C. Vickerson, agreed to continue as our directors for not less than ten days following the mailing of this information statement to our stockholders and the filing of this information statement with the Securities and Exchange Commission.

Our new officers and directors.

      In accordance with the Agreement, on July 27, 2001 our Board of Directors:

o     approved Jerry Swon as our President, Chief Executive Officer and
      Director; and
o approved Bruce Deichl as our Chief Operating Officer, Secretary and a Director.

      On August 9, 2001, our Board of Directors approved the appointment of Michael Martin and David Sargoy as new Directors effective ten days following the mailing of this information statement to our stockholders and the filing of this information statement with the Securities and Exchange Commission.

      The following table sets forth the names and ages of all current directors of Regent and all persons who will become directors ten days after the filing of this information statement along with their position, offices and term.

      Name              Age            Position              Director Since
      ----              ---            --------              --------------

Jerry Swon              52    President, Chief Executive
                              Officer and Director                2001
                              Chief Operating Officer,
                              Secretary and Director

Bruce Deichl            54    Director                            2001

Michael Martin(1)       50    Director                            2001

David Sargoy(1)         42    Director                            2001

Robert M. Long(2)       42    Director                            1999

Anthony Vickerson(2)    42    Director                            1999

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1.    Will become a director not less than ten days following the mailing of this information statement to our stockholders and the filing of this information statement with the Securities and Exchange Commission.


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

2. Shall resign as a director not less than ten days following the mailing of this information statement to our stockholders and the filing of this information statement with the Securities and Exchange Commission.

Jerry Swon.

      Mr. Swon has been our President and Chief Executive Officer since the formation of the company in late 2000. Prior to joining the company, and since 1992, Mr. Swon was the Chief Executive Officer of Royal Capital Inc., a New Jersey based company, which provided financial consulting and corporate structuring services to private and public companies. In 1998, Mr. Swon served as Chief Executive Officer and as a Director of Magnitude Information Systems Inc. Mr. Swon received a B.A. in Economics from the Hameline University.

Bruce L. Deichl.

      Bruce Deichl has been our Chief Operating Officer since the formation of the company in late 2000. Since 1998 Mr. Deichl has been the President of Tax Transfer Corp., a private company engaged in the structuring and placement of tax losses for small tech and biotech companies located in the State of New Jersey. In 1998 Mr. Deichl served as a Director of Magnitude Information Systems, Inc. Mr. Deichl has also been a vice president of Royal Capital Inc. since 1996. Mr. Deichl earned a B.A. in Economics from the University of Notre Dame in 1969.

Michael G. Martin.

      Michael Martin has been nominated to serve as a Director of our company. In 1991, Mr. Martin founded Magnitude Information Systems, Inc. (then known as Proformics, Inc.), a company engaged in the design and development of ergonomic software for office uses. Mr. Martin served as he Chairman of Magnitude Information Systems Inc. from 1991 until 1999. Since June 2000 Mr. Martin has served as the director of business development for the Behrle Group, a regional interior office design company. Mr. Martin received a B.A. degree from Bloomsburg State College in 1972.

David Sargoy.

      David Sargoy has been nominated to serve as a Director of the company. From January 1997 to the present Mr. Sargoy has been a Director of the commercial real estate division of Brown Harris Stevens. Prior to 1997, Mr. Sargoy was a partner in Willrock L.I. Inc., a commercial real estate company. Mr. Sargoy received a Bachelor of Science degree from Ithaca College in 1979 and an M.B.A. from Washington University in 1981.

Robert M. Long.

      Mr. Long is the founder and President of LongView Partners, Inc., an investment banking and financial public relations firm, which he established in 1995. Mr. Long graduated in 1981 with a BA in Economics from the University of the South. In 1983, he earned a Master of Business Administration degree from the College of William and Mary.

Anthony C. Vickerson.

      Mr. Vickerson is the General Partner of Redstone Partners, LP, an exempt commodity pool, and has served in that capacity since December 1997. From 1996 to 1997, Mr. Vickerson served as a Senior Vice President of Roan Capital Partners, LP Investment Bankers. From 1995 to 1996, Mr. Vickerson served as Senior Vice President and Sales Manager at Shamus Capital Group Investment Bankers. Mr. Vickerson earned a degree in Criminal Justice from Mercy College.

      All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Vacancies on the Board of Directors may be filled by the remaining directors until the next annual stockholders' meeting. Officers serve at the discretion of the Board.

Compensation of our directors.

      All of our directors and nominees, except for Anthony Vickerson and Robert
M. Long , shall each receive 1,600,000 warrants to purchase our common stock at an exercise price of $0.25 per share for attendance at meetings of our board of directors. The warrants have certain piggy back registration rights. Directors who are non-officers or non-employees may, at our discretion, receive nominal compensation to cover travel costs.

Executive compensation.

      The summary compensation table for the years ended July 31, 2000, 1999 and 1998 is provided below. This table provides compensation information on behalf of the chief executive officer at the end of our July 30, 2000 fiscal year and officers who earned in excess of $100,000 during any of the three fiscal years then ended. There are no Option/SAR Grants, Aggregated Option/SAR Exercises or Fiscal Year-End Option/SAR Value Table for the years ended July 31, 2000, 1999 and/or 1998. There are no long-term incentive plan ("LTIP") awards, or stock option or stock appreciation rights except as discussed below.


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

                           SUMMARY COMPENSATION TABLE

                                                                                  Long-Term Compensation
                                                                       -------------------------------------------
                                       Annual Compensation                    Awards                Payouts
                              --------------------------------------   -------------------   ---------------------
       (a)                     (b)      (c)       (d)       (e)            (f)       (g)       (h)         (i)
       ---                     ---      ---       ---       ---            ---       ---       ---         ---
                                                           Other       Restricted                          All
                                                           Annual         Stock               LTIP        Other
 Name and Principal                   Salary     Bonus  Compensation      Award    Options   Payouts  Compensation
    Position                  Year      ($)       ($)        ($)           ($)       SARs      ($)         (i)
 ------------------           ----    ------     -----  ------------   ----------  -------   -------  ------------
Anthony L. Escamilla (1)      2000      -0-       -0-        -0-           -0-       -0-       -0-         -0-
CEO                           1999     5,000      -0-        -0-           -0-       -0-       -0-         -0-
                              1998      -0-       -0-        -0-           -0-       -0-       -0-         -0-

Marvin E. Greenfield (2)      2000      -0-       -0-        -0-           -0-       -0-       -0-         -0-
CEO                           1999    240,385     -0-        -0-           -0-       -0-       -0-         -0-
                              1998    250,000     -0-        -0-           -0-       -0-       -0-         -0-

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(1)   Mr. Escamilla's services were provided to Regent pursuant to an oral agreement between Regent and Matrix Venture Group, Inc., a company of which Mr. Escamilla is the principal stockholder.

(2) Mr. Greenfield and Regent entered into an employment agreement through July 31, 2001. The agreement provided for a base salary of $250,000 per year. Mr. Greenfield resigned from the Company on July 14, 1999 and all agreements were terminated.

Employment Agreements.

Jerry Swon

      Pursuant to an employment agreement, dated April 1, 2001, between the wholly owned subsidiary of Regent Group, Inc., Millennium Biotechnologies, Inc., our officer and director, Jerry Swon is entitled to a base salary of $150,000 per year for the first year of the his term of employment; $250,000 per year for the second year of employment; and $300,000 per year for the third through fifth year of the term. In the first year of the term, payment of up to 40% of Mr. Swon's base salary shall be deferred until such time as the subsidiary, in its reasonable judgment, has the financial resources to pay such deferred compensation. Our subsidiary acknowledges deferred compensation due to Mr.Swon in the amount of $15,000 for services rendered in the period of November 10, 2001 through March 30, 2001. In addition to a base salary the subsidiary shall pay a discretionary bonus, payable annually during each year of the term, at the sole and exclusive discretion of the subsidiary.

Bruce Deichl.

      Pursuant to an employment agreement, dated April 1, 2001, between the wholly owned subsidiary of Regent Group, Inc., Millennium Biotechnologies, Inc., our officer and director, Bruce Deichl is entitled to a base salary of $150,000 per year for the first year of the his term of employment; $250,000 per year for the second year of employment; and $300,000 per year for the third through fifth year of the term. In the first year of the term, payment of up to 40% of Mr. Deichl's base salary shall be deferred until such time as the subsidiary, in its reasonable judgment, has the financial resources to pay such deferred compensation. Our subsidiary acknowledges deferred compensation due to Mr.Deichl in the amount of $30,000 for services rendered in the period of November 10, 2001 through March 30, 2001. In addition to a base salary the subsidiary shall pay a discretionary bonus, payable annually during each year of the term, at the sole and exclusive discretion of the subsidiary.

Compensation of Directors.

      All Directors and nominees except Messr. Long and Vickerson received warrants to purchase 1,600,000 shares of our common stock exercisable at $0.25 per share. The warrants have a cashless exercise provision and have certain piggy-back registration rights.

Certain Relationships And Certain Transactions.

      In July 1999, Regent issued a convertible note to Robert Platek, one of its principal stockholders, in connection with a $200,000 loan by Mr. Platek to Regent. The note is convertible into shares of Regent common stock at an exercise price of $1.00 per share. Regent recorded interest expense in the amount of $5,081 and $333 for the years ended July 31, 2000, and July 31, 1999, respectively, in connection with this note. In December 1999, the note was transferred to an unaffiliated third party. As of the date of this report, the note has an outstanding principal balance of $80,000, which is due on September 30, 2001.

      In June 2000, each of the Regent stockholders who were also the founding members of Siren Group, Inc., contributed to Regent 75% of their shares of Regent common stock. Each stockholder originally received their Regent shares in connection with Regent's acquisition of Siren Group, Inc. As a result of the foregoing, Regent received and cancelled an aggregate of 7,620,346 shares of its common stock assigned back to Regent by the Siren members.

      Our wholly owned subsidiary, Millennium Biotechnologies, Inc. ("Millennium") retained the services of David Miller pursuant to a consulting agreement, dated May 1, 2001 to advise and assist our subsidiary on sales, marketing and the development of our customer base and products. The term of the agreement is for three years commencing on May 1, 2001 unless terminated as provided for in the agreement. Mr. Miller shall receive an annual salary of $48,000 and options to purchase 150,000 shares of common stock, which are exchangeable into shares of our Series D

Preferred stock convertible into 2,404,557 shares of our common stock pursuant to the terms of our Agreement on July 27, 2001.

      Millennium also entered into Royalty and Investment agreements, dated January 11, 2001 with David Miller, Jane Swon (spouse of Jerry Swon) and Elayne Wishart (spouse of Bruce Deichl). Miller, Swon and Wishart each purchased certain securities of Millennium, which are exchangeable into shares of our Series D convertible Preferred stock under the terms of our Agreement on July 27, 2001. Pursuant to the Investment and Royalty Agreements, Millennium also agreed to pay a perpetual royalty to each of Miller, Swon and Wishart equal to:
(a) the product of .033 and the gross sales of Regent's initial product offering under the name of Resurgex TM (net of discounts and returns); and (b) the product of .033 and gross profits (as defined under the agreement) from the sale of additional products.

      Millennium has agreed to pay the sum of $30,041 to two of our affiliates pursuant to the terms of a promissory note, dated March 20, 2001.

      We believe that all of the transactions set forth above with persons affiliated with us were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

      To our knowledge, based solely on a review of such materials as are required by the Securities and Exchange Commission, no officer, director or beneficial holder of more than ten percent of our issued and outstanding shares of common stock failed to file in a timely manner with the Securities and Exchange Commission any form or report required to be so filed pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended July 31, 2000.

Meetings and committees of our board of directors.

      Our board of directors does not have any standing audit, nominating or compensation committees or any committees performing similar function. The board of directors held eight regular and special meetings and act by unanimous written consent on one occasion during the past fiscal year. Except for one meeting not attended by Mr. Landwehr - all of our directors voted at each of the meetings of the board of directors that were held during the past fiscal year.

Certain information relating to our securities.

      We are authorized to issue the following capital stock: (i) 20,000,000 shares of common stock, $.06-2/3 par value per share; and (ii) 500,000 shares of preferred stock, $1.00 par value per share.

      As of July 27, 2001, the following shares were issued and outstanding:

            (a)   6,000,000 shares of our common stock;
            (b)   65,141 shares of our Series B convertible preferred stock;
            (c)   64,763 shares of our Series C convertible preferred stock; and
            (d)   237,049.7 shares of our Series D convertible preferred stock.

      Each share of common stock is entitled to one vote and each share of D preferred stock is entitled to 641.215 votes and is convertible into 641.215 shares of our common stock for each share of Series D preferred stock. The series B and series C preferred stock have no voting rights.


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

Security Ownership Of Certain Beneficial Owners And Management

      The following table sets forth as of July 27, 2001, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:

o     more than 5% of the outstanding voting shares of our common stock;
o     each of our directors and the executive officers; and
o     all of our officers and directors as a group.

      For purposes of this table our total outstanding shares are 157,999,823 assuming the following: (i) 6,000,000 shares of common stock issued and outstanding as of July 27, 200; (ii) 151,999,823 shares of common stock issuable upon conversion of the outstanding shares of D preferred stock; and (iii) the amendment of our charter increasing our authorized common stock to 250,000,000. All of our outstanding shares of D preferred stock are deemed to have been converted into common stock on a 641.215-for-one basis. Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common and preferred stock owned by them. Unless otherwise indicated, the address of each beneficial owner is c/o Regent Group, Inc., 1 Anderson Hill Rd., Suite 103, Bernardsville, NJ 07924.

Name and Address                  Amount of                      Percentage of
of Beneficial                     Common Stock                   Voting Stock
Owner                             Beneficially owned             Outstanding (1)
---------------                   ------------------             ---------------

Robert M. Long                           173,423(2)                   **

Anthony Vickerson                        205,333(3)                   **

Jane Swon                             47,459,929(4)                   31%

P. Elayne Wishart                     46,097,347(5)                   30%

Jerry Swon                             1,600,000(6)                   **

Bruce Deichl                           1,600,000(7)                   **

David Sargoy                           1,600,000(8)                   **

Michael Martin                         1,600,000(9)                   **


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

Name and Address                  Amount of                      Percentage of
of Beneficial                     Common Stock                   Voting Stock
Owner                             Beneficially owned             Outstanding (1)
---------------                   ------------------             ---------------

Anthony L. Escamilla                     345,885                      **

David Miller                          32,862,270                      20%

All Directors and Officers as
a Group (4 persons)                    8,378,756                      **

----------
**    Less than 1%

(1) The information contained in this table reflects beneficial ownership, which means generally any person who, directly or indirectly, has or shares voting power or investment power with respect to a security. In accordance with the rules promulgated by the Securities and Exchange Commission, such ownership includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, including through the exercise of options, warrants or other rights, or through the conversion of a security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

(2) The foregoing figure reflects the ownership of 173,423 shares of common stock held by Longview Partners. Mr. Long has sole voting and dispositive power of 173,423 shares of common stock held by Longview Partners.

(3) The foregoing figure reflects the ownership of 205,333 shares of common stock held by Redstone Partners, Inc. Mr. Vickerson has sole voting and dispositive power of 205,333 shares of common stock held by Longview Partners.

(4) Jane Swon acquired 54,015.625 shares of Series D Preferred Stock of the Issuer pursuant to the Merger in exchange for 2,160,625 shares of Millennium common stock. Jane Swon's 54,015.625 shares of D Preferred Stock are convertible into an aggregate of 34,635,629 shares of the Issuer's common stock. The Issuer intends to convert all of the Series D Preferred Stock into shares of the Issuer's common stock within the next 60 days.

      Jane Swon is also the registered holder of five year warrants to purchase 800,000 shares of Millennium at $.50 per share. As a result of the Merger, the warrants now entitle the holder to purchase 20,000 of the Issuer's D Preferred Stock. Assuming that all of the 20,000 D Preferred Stock is converted into common stock of the Issuer, the warrants entitle Jane Swon to purchase 12,824,300 additional shares of the Issuer's common stock at an exercise price of $0.0312 per share. The foregoing does not include 4,412.7 shares of Series D Preferred stock Jane Swon intends to transfer to each of three individuals. Ms. Swon intends to transfer these shares of D preferred stock to each of such individuals in furtherance of a settlement by her husband, Jerry Swon of a 1995 civil lawsuit.

(5) Elayne Wishart acquired 51,890.625 shares of Series D Preferred Stock of the Issuer pursuant to the Merger in exchange for 2,072,385 shares of Millennium common stock. Ms. Wishart's 51,890.625 shares of D Preferred Stock are convertible into an aggregate of 33,273,047 shares of the Issuer's common stock. The Issuer intends to convert all of the Series D Preferred Stock into shares of the Issuer's common stock within the next 60 days.

      Ms. Wishart is also the registered holder of five year warrants to purchase 800,000 shares of Millennium at $.50 per share. As a result of the Merger, the warrants now entitle the holder to purchase 20,000 of the Issuer's D Preferred Stock. Assuming that all of the 20,000 D Preferred Stock is converted into common stock of the Issuer, the warrants entitle Ms. Wishart to purchase 12,824,300 additional shares of the Issuer's common stock at an exercise price of $0.0312 per share. The foregoing does not include 4,412.7 shares of Series D Preferred stock Jane Swon intends to transfer to three individuals. Ms. Wishart intends to transfer these shares of D preferred stock to each of such individuals in furtherance of a settlement by her husband, Bruce Deichl of a 1995 civil lawsuit.

(6) Includes 1,600,000 warrants to purchase shares of our common stock at $0.25 per share. The warrants have a cashless exercise provision and include certain piggyback registration rights. Does not include any securities owned by Mr. Swon's spouse, which securities Mr. Swon disclaims beneficial ownership.

(7) Includes 1,600,000 warrants to purchase shares of our common stock at $0.25 per share. The warrants have a cashless exercise provision and include certain piggyback registration rights. Does not include any securities owned by Mr. Deichl's spouse, which securities Mr. Deichl disclaims beneficial ownership.

(8) Includes 1,600,000 warrants to purchase shares of our common stock at $0.25 per share. The warrants have a cashless exercise provision and include certain piggyback registration rights.

(9) Includes 1,600,000 warrants to purchase shares of our common stock at $0.25 per share. The warrants have a cashless exercise provision and include certain piggyback registration rights.


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